Exhibit 23.1


CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Glenayre Technologies, Inc.'s Registration Statements No. 33-43797 on Form S-8, No. 33-43798 on Form S-8, No. 33-68766 on Form S-8 and No. 33-80464 on Form S-8 of our report dated February 3, 1995 appearing in the Annual Report on Form 10-K of Glenayre Technologies, Inc. for the year ended December 31, 1994.




DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 27, 1995